UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 23, 2009 (December 21, 2009)

INTERMOST CORPORATION
(Exact name of Registrant as specified in its charter)

Wyoming	0-3430	87-0418721
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 5204, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  86-755-8221-0238

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On December 21, 2009, subject to the approval of PRC authority and US Securities and Exchange Commission, the wholly-owned subsidiary of Intermost Corporation, now changed to Uni Core Holdings Corporation, Easeway Investments Limited (“Easeway”), has entered with, among others, Shaanxi Prosperous Agriculture Limited Company (“Prosperous Agriculture”), and the shareholders of Prosperous Agriculture – Wang Fei, Wu Qiang, Zhao Jing Jing (“Prosperous Shareholders”) the “Investment Cooperation Agreement.

The main clauses of the Investment Cooperation Agreement are as follows:

1.	Easeway will acquire 51% equity of Prosperous Agriculture by two phrases and exchanged in total 11 millions of Intermost Corporation (“IMOT”) shares.

(i)
First Phrase : Easeway will acquire 21% equity of Prosperous Agriculture by 4 millions IMOT shares and will invest US$2 million in Prosperous Agriculture before April 30, 2010.  If Easeway fails to invest the US$2 million to Prosperous Agriculture, both parties will return the shares and equity to the other party;

(ii)	Second Phrase: after Easeway invests the US$2 million to Prosperous Agriculture, it will further acquire the remaining 30% equity of Prosperous Agriculture by 7 millions IMOT shares.

2.
Easeway will invest US$40 million in Prosperous Agriculture in the form of convertible bonds with interest rate at 1% per annum within a 3-year period; when Prosperous Agriculture is spun off and apply to go public in 2012, the said US$40 million convertible bonds will be converted as the equity of Prosperous Agriculture.  If such conversion is not possible, Prosperous Agriculture is required to pay back the capital plus interest at 1% per annum

(i)
First Phase: Between December 21, 2009 and December 31, 2010, Easeway will invest a total of US$8 million (including the US$2 million as above-mentioned) in Prosperous Agriculture, Prosperous Agriculture is required to achieve in 2010 a sales revenue of RMB600 million and a net profit of at least RMB48 million;

(ii)
Second Phase: Between January 1, 2011 and December 31, 2011, Easeway will invest a total of US$12 million in Prosperous Agriculture, Prosperous Agriculture is required to achieve in 2011 a sales revenue of RMB1.4 billion and a net profit of at least RMB110 million;

(iii)
Third Phase: Between January 1, 2012 and December 31, 2012, Easeway will invest a total of US$20 million in Prosperous Agriculture, Prosperous Agriculture is required to achieve in 2012 a sales revenue of RMB3 billion and a net profit of at least RMB240 million;

3.	Special clauses relate to the agreed net profit:

(i)
Provided Easeway has complied with the investment obligations, if Prosperous Agriculture fails to achieve less than 50% of the required net profit of the subject year, Easeway may demand Prosperous Shareholders to return all the IMOT shares over 4 millions and Prosperous Agriculture shall repay the investment made plus interest at 1% per annum.  Easeway will return the 30% equity of Prosperous Agriculture acquired;

(ii)
Provided Easeway has comply with the investment obligations, if Prosperous Agriculture fails to achieve the required net profit, which was not caused the Easeway’s failure to invest in such amount and interval as agreed, Prosperous Agriculture will be penalized as follows

% of Net Profit Achieved	% of IMOT shares to be returned by Prosperous Shareholders, out of the total IMOT shares received in that year
50-60%	50%
61-70%	40%
71-80%	30%
81-90%	20%
91-99%	10%

(iii)
Provided Easeway has comply with the investment obligations, if Prosperous Agriculture overachieve the required net profit of the subject year, on top of the IMOT shares to be exchanged for that particular year, Easeway shall give additional IMOT shares to the Prosperous Shareholders but if the overachievement was caused by Easeway’s early completion of investment, Prosperous Agriculture will not be awarded:

% of Net Profit Achieved	Additional % of IMOT shares to be given to Prosperous Shareholders, in relation to the number of shares agreed to be given in that year
101-110%	10%
111-120%	20%
121-130%	30%
131-140%	40%
141-150%	50%
151-160%	60%
161-170%	70%
171-180%	80%
181-190%	90%
191-200%	100%
Over 200%	10% for every 10% over-achievement

4.
If Easeway fails to invest 50% of the agreed amount in the subject year, the Prosperous Shareholders may demand Easeway to return the 30% equity and the Prosperous Shareholders shall return all the IMOT shares over 4 millions and Prosperous Agriculture shall repay the investment made plus interest at 1% per annum.

5.
Provided Prosperous Agriculture has achieved the net profit target, if Easeway under-invested the required amount for the subject year, Easeway has to give Prosperous Shareholders additional IMOT shares:

% of Investment made	% of additional IMOT shares, in relation to the number of shares agreed to be given in that year
51-60%	40%
61-70%	30%
71-80%	20%
81-90%	10%

6.	Prosperous Shareholders prohibited from engaging in competing business failing which shall be liable to pay Easeway double the amount of the investment amount as penalty.

7.	Easeway will appoint 2 directors in Prosperous Agriculture Board

8.
Prosperous Agriculture to provide quarterly, half-yearly and annual financial statements in compliance with the Easeway requirement, the distribution of dividends to be approved by shareholders. Failure to comply will constitute a breach and liable to full refund of all investment amount and IMOT shares

9.	Any dispute to be resolved by arbitration in Beijing, PRC.

EXHIBITS
None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2009		INTERMOST CORPORATION

	By:	/s/ Chia Hsun Wu
Chia Hsun Wu Chief Executive Officer